Exhibit 10.23

KYNTRA BIO, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (this “Agreement”) is dated as of ___________ (the “Effective Date”), by and between ____________ (“Executive”) and Kyntra Bio, Inc., a Delaware corporation (the “Company”). This Agreement is intended to provide Executive with certain benefits described herein upon the occurrence of specific events.

RECITALS

A. It is expected that the Company from time to time will consider the possibility of a Change in Control. The Company’s Board of Directors (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below).

B. The Company’s Board believes it is in the best interests of the Company and its shareholders to retain Executive and provide incentives to Executive to continue in the service of the Company.

C. The Board further believes that it is imperative to provide Executive with certain benefits upon a qualifying termination of Executive’s employment (whether in connection with a Change in Control or otherwise) which benefits are intended to provide Executive with financial security and provide sufficient income and encouragement to Executive to remain with the Company, notwithstanding the possibility of a Change in Control and/or termination of Executive’s employment with the Company under certain circumstances.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Executive by the Company, the parties hereto agree as follows:

1.
At-Will Employment. The term of the Agreement shall begin on the Effective Date and shall end on the third anniversary of the Effective Date. Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause. Similarly, Executive may resign Executive’s employment at any time, with or without advance notice. Executive shall not receive any compensation of any kind, including, without limitation, Stock Awards (as defined below), or other equity award vesting acceleration and severance benefits, following Executive’s termination of employment with the Company in connection with a Change in Control, except as expressly provided herein.

2.
Accrued Wages, Bonus and Vacation, Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay Executive any unpaid base salary due for periods prior to and including the date of Separation from Service (as defined below); (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the date of Separation from Service; (iii) the Company shall pay Executive any earned (as determined and approved by the Board prior to the Separation from Service) but not yet paid incentive bonus from the prior fiscal year, which bonus shall be paid in accordance with the Company’s regular bonus payment process; and (iv) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Separation from Service. These payments shall be made promptly upon or following termination and within the period of time mandated by law (or in the case of an earned bonus, within the time period set forth in the Company’s bonus plan).
3.
Severance Benefits. Executive shall be eligible for severance benefits (“Severance Benefits”) in the amounts and under the conditions set forth in subsections 3(a) and 3(b) below. For the avoidance of doubt, Executive shall not receive Severance Benefits under more than one such subsection. Notwithstanding any other provision hereof, no Severance Benefits shall be provided upon termination of employment unless such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h), a “Separation from Service”).
(a)
Benefits upon a Termination in Connection with or Following a Change in Control. If Executive’s employment is terminated by the Company without Cause (as defined below), and other than as a result of death or disability, or Executive resigns his or her employment with the Company for Good Reason (as defined below) in connection with or within [twelve (12)] [nine (9)] months following the effective date of a Change in Control, and provided that Executive delivers an effective release of claims as required under Section 4 below, then Executive shall be entitled to the following Severance Benefits:
(i)
The Company shall pay Executive an amount equal to the sum of (A) [twenty-four (24)] [twelve (12)][nine (9)] months of Executive’s then current base salary and (B) [one-and-a half (1.5)] [one-half (0.5)] times Executive’s then current target bonus, ignoring any decrease in base salary or target bonus that forms the basis for Good Reason, less all applicable withholdings and deductions, paid over the [twenty-four (24)] [twelve (12)] [nine (9)] month period immediately following the Separation from Service in accordance with the Company’s regular payroll practices, on the schedule described in Section 4 below.
(ii)
The Company shall pay Executive’s expenses for continuing his or her health care coverage and the coverage of his or her dependents who are covered at the time of the Executive’s Separation from Service (the “COBRA Premiums”) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (or another state law equivalent), as applicable, for a period ending on the earlier of the [eighteen (18)] [twelve (12)] [six (6)] month anniversary of the Separation from Service or the date on which Executive becomes eligible to be covered by the health care plans of another employer; provided however that any Company obligation under this paragraph requires that Executive timely elects COBRA continuation coverage as required by applicable law. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot pay the COBRA Premiums

2.

without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA Premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the period during which the COBRA Premiums would have been paid.
(iii)
All outstanding Stock Awards then held by Executive shall become fully vested and exercisable with respect to all of the shares subject thereto effective immediately prior to Executive’s Separation from Service under this Section 3(a).

Notwithstanding the foregoing, in the event that Executive would be entitled to a greater level of severance benefits under the terms and conditions of a severance plan or policy provided by the Company or its successor to other Company employees being terminated in connection with or within [twelve (12)] months following a Change in Control but for the existence of this Agreement (the “Change in Control Benefits”), Executive shall be entitled to receive the greater of the severance benefits under this Section 3(a) or the Change in Control Benefits, subject to the applicable terms and conditions thereof.

(b)
Benefits Upon Certain Other Terminations. If Executive’s employment is terminated by the Company without Cause, and other than as a result of death or disability, under circumstances other than those set forth in in the foregoing provisions of this Section 3, and provided that Executive delivers an effective release of claims as required under Section 4 below, then Executive shall be entitled to the following severance benefits:
(i)
The Company shall pay Executive an amount equal to [eighteen (18) months] [twelve (12)] [nine (9)] [six (6)] months of Executive’s then current base salary, less all applicable withholdings and deductions, paid over such [eighteen (18) months] [twelve (12)] [nine (9)] [six (6)] month period immediately following the Separation from Service in accordance with the Company’s regular payroll practices, on the schedule described in Section 4 below.
(ii)
The Company shall pay Executive’s COBRA Premiums for a period ending on the earlier of the [eighteen (18)] [twelve (12)] [nine (9)] [six (6)] month anniversary of the Separation from Service or the date on which Executive becomes eligible to be covered by the health care plans of another employer; provided however that any Company obligation under this paragraph requires that Executive timely elects COBRA continuation coverage as required by applicable law. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay the Health Care Benefit Payment. The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company

3.

would have otherwise paid for COBRA Premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the period during which the COBRA Premiums would have been paid.
4.
Release Prior to Payment of Severance Benefits. Prior to the payment of any of the Severance Benefits, Executive shall execute, and allow to become effective, a customary and standard employment release agreement in substantially the form attached hereto as Exhibit A, Exhibit B, or Exhibit C, as applicable, releasing the Company (and its successor) from any and all claims Executive may have against such entities related to or arising in connection with his or her employment and the terms of such employment and termination thereof (the “Release”) within the time frame set forth therein, but not later than sixty (60) days following Executive’s Separation from Service (the “Release Effective Date”). Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including but not limited to obligations under any confidentiality and/or non-solicitation agreement with the Company). No Severance Benefits will be paid prior to the Release Effective Date. Within five (5) days following the Release Effective Date, the Company will pay Executive the Severance Benefits Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the benefits being paid as originally scheduled. Unless a Change in Control has occurred, the Board, in its sole discretion, may modify the form of the required Release to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with Executive. Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that any of the Severance Benefits constitute “deferred compensation” under Section 409A (defined below), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, no Severance Benefits will be paid prior to the sixtieth (60th) day following Executive’s Separation from Service. On the sixtieth (60th) day following the date of Separation from Service, the Company will pay to Executive in a lump sum the applicable Severance Benefits that Executive would otherwise have received on or prior to such date, with the balance of the Severance Benefits being paid as originally scheduled.
5.
Limitation on Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”) . For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of

4.

such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section 5.
(a)
The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.
(b)
The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
6.
Successors.

(a)
Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s, or ensure that the Company fully performs its, obligations under this Agreement and shall perform the Company’s, or ensure that the Company performs its, obligations, under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor.

(b)
Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

5.

7.
Notices.
(a)
General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)
Notice of Termination. Any termination by the Company with or without Cause or by Executive as a result of a voluntary resignation for any reason shall be communicated by a notice of termination to the other party hereto given in accordance with this Agreement.
8.
Arbitration. The Company and Executive shall attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that Executive and the Company are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Except as set forth in Section 10(h) below, the arbitrator shall not have authority to modify the terms of this Agreement. The Company shall pay the costs of the arbitration proceeding. Each party shall, unless otherwise determined by the arbitrator, bear its or his or her own attorneys’ fees and expenses, provided however that if Executive prevails in an arbitration proceeding, the Company shall reimburse Executive for his or her reasonable attorneys' fees and costs. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company and Executive may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.
9.
Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a)
Cause. “Cause” for termination of Executive’s employment will exist if Executive is terminated by the Company for any of the following reasons: (i) Executive’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Executive’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether Executive is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on Executive. The foregoing definition does not in any way limit the Company’s ability to terminate

6.

Executive’s employment relationship at any time as provided in Sections 1 and 10(d) of this Agreement, and the term “Company” will be interpreted to include any subsidiary, parent or affiliate of the Company, as appropriate.

(b)
Change in Control. “Change in Control” means the first to occur of any of the following transactions that also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, as described in Treasury Regulation Section 1.409A‑3(i)(5): (A) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (B) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations); (C) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or (D) an acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.
(c)
Good Reason. “Good Reason” for Executive's resignation of his or her employment shall exist following the occurrence of any of the following without Executive’s written consent: (i) a material reduction in job duties or responsibilities inconsistent with the Executive’s position with the Company; provided, however, that any such reduction or change after a Change in Control will not constitute Good Reason if Executive retains reasonably comparable duties, and responsibilities with respect to the Company’s business within the successor entity following a Change of Control; (ii) a material reduction of Executive’s then current base salary or target bonus; (iii) the relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than forty (40) miles as compared to Executive’s then current principal place of employment immediately prior to such relocation; (iv) any material breach by the Company of the Plan or any other written agreement between the Company and the Executive; or (v) the failure by any successor to the Company to assume the Plan and any obligations under the Plan; provided, that the Executive gives written notice to the Company of the event forming the basis of the termination for Good Reason within sixty (60) days after the date on which the Company gives written notice to the Executive of the Company’s affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, the Company fails to cure such basis for the Good Reason resignation within thirty (30) days after receipt of Executive’s written notice and Executive terminates his or her employment within thirty (30) days following the expiration of the cure period.
(d)
Plan. “Plan” collectively refers to (i) Company’s Amended and Restated 2005 Stock Plan, adopted by the Board on February 17, 2005, as amended from time to time, (ii) Company’s 2014 Equity Incentive Plan, adopted by the Board on September 9, 2014, as amended from time to time, (iii) Company’s 2024 Equity Incentive Plan, adopted by the Board on April 22, 2024, and (iii) any preceding and succeeding plans thereto.

7.

(e)
Stock Awards. “Stock Award(s)” means any right to receive or purchase equity of the Company or other equity based award or compensation as granted under the Plan, including without limitation an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Purchase Award, a Stock Bonus Award, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award, each of the foregoing as defined under the Plan; provided, however, that a Stock Award shall not include any of the foregoing awards to the extent that the grant documentation evidencing such award explicitly provides that the terms of this Agreement shall be superseded by the provisions of such grant documentation.
10.
Miscellaneous Provisions.
(a)
Executive Obligations. Notwithstanding anything to the contrary contained herein, payment of any of the Severance Benefits will be conditioned upon (i) Executive continuing to comply with his or her obligations under his or her Confidential Information, Secrecy and Invention Agreement during the period of time in which Executive is receiving the Severance Benefits; and (ii) if Executive is a member of the Board, Executive’s resignation from the Board, to be effective no later than the date of Separation from Service (or such other date as requested by the Board).
(b)
Effect of Statutory Benefits. To the extent that any severance benefits are required to be paid to Executive upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount of severance benefits payable pursuant to Section 3 hereof shall not be reduced by such amount.

(c)
No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(d)
At-Will Employment Status. Nothing in this Agreement modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.

(e)
Waiver. No provision of this Agreement may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(f)
Integration. This Agreement supersedes all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement; provided that, for clarification purposes, this Agreement shall not affect any agreements between the Company and Executive regarding intellectual property matters, non-solicitation or non-competition restrictions or confidential information of the Company. This Agreement expressly supersedes and terminates all Change in Control and Severance Agreements entered into by and between Company and Executive prior to the Effective Date.

8.

(g)
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
(h)
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(i)
Income and Employment Taxes. Executive is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder. Executive’s receipt of any benefit hereunder is conditioned on his or her satisfaction of any applicable withholding or similar obligations that apply to such benefit and any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.
(j)
Code Section 409A. It is intended that each installment of the payments and benefits provided for in this Agreements constitute a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided under this Agreement(the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the date of his or her Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits described in Section 4(b) shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the applicable benefit that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefit had not been so delayed pursuant to this Section 10(j). If a release revocation period spans two calendar years, then amounts will not be paid until the second of the two years to the extent necessary to avoid taxation under Section 409A.
(k)
Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.
(l)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

9.

In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

[EXECUTIVE NAME]

Name:

Date:

KYNTRA BIO, INC.

By:

Name:

Title:

Date:

1.